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                                                                     EXHIBIT 3.1

                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                            BROADWAY & SEYMOUR, INC.


         Broadway & Seymour, Inc. (the "Corporation"), is a corporation organized and existing under and by virtue of the Delaware General Corporation Law. The Corporation was originally incorporated under the name "NC Systems, Inc." The date on which its original Certificate of Incorporation was filed with the Secretary of State of Delaware is May 9, 1985. This Restated Certificate of Incorporation, which restates and further amends the Certificate of Incorporation as heretofore amended and restated, has been duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law. The provisions of the original Certificate of Incorporation, and any and all amendments thereto or restatements thereof, are hereby further amended and restated so as to read, in their entirety, as follows:

         1.       The name of the Corporation is Broadway & Seymour, Inc.

         2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

         The Corporation shall possess and exercise all the powers and privileges granted by the Delaware General Corporation Law or by any other law of Delaware or by this Certificate of Incorporation together with any powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

         4. The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is 22,000,000 shares, consisting of 2,000,000 shares of Preferred Stock, $0.01 par value ("Preferred Stock") and 20,000,000 shares of Common Stock, $0.01 par value ("Common Stock").

         The following is a statement of the voting powers, designations, preferences and relative, participating, optional or other special rights of each class of stock of the Corpora-tion and the qualifications, limitations or restrictions of such preferences and rights:

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                                       I.

                                  COMMON STOCK

         1. Dividends. The holders of shares of Common Stock shall be entitled to receive such dividends as from time to time may be declared by the Board of Directors of the Corpora-tion, subject to the rights of holders of any Preferred Stock.

         2. Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to holders of Preferred Stock, if any, of the full amounts to which they shall be entitled as may be stated and expressed pursuant hereto, the holders of Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock, if any, to share ratably according to the number of shares of Common Stock held by them in all remaining assets of the Corporation available for distribution to its stockholders.

         3. Voting. Except as otherwise provided by law, each holder of Common Stock shall be entitled to one vote per share.


                                       II.

                                 PREFERRED STOCK

         The Preferred Stock may be issued from time to time in one or more series. The designations, powers, preferences and relative, participating and other special rights, and the qualifications, limitations and restrictions thereof, of each series of Preferred Stock shall be such as may be fixed by the Board of Directors (authority so to do being hereby expressly granted) and stated in the resolution or resolutions providing for the issuance, or affecting the terms, of the Preferred Stock of such series adopted by the Board of Directors and filed in accordance with the provisions of the Delaware General Corporation Law. Such resolution or resolutions, with respect to each series, shall specify the series designation and the number of shares issuable in such series, and each series, as stated or specified in such resolution or resolutions, may:

                  (1) have no voting powers or have full or limited voting powers;

                  (2) be subject to redemption at the option of the Corporation or the respective holder thereof, or upon the occurrence of certain specified events, for cash, property, or rights, including without limitation securities of the Corporation or another corporation, at certain specified times and at certain specified prices or rates (which may be subject to adjustment);

                  (3) provide for a sinking fund or purchase fund;


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                  (4) be entitled to receive cumulative or noncumulative
         dividends at certain specified times, at certain specified rates, and on certain specified conditions, and payable in preference to, or in any other relation to, the dividends payable on any other class or classes or series of stock;

                  (5) have certain specified rights upon the dissolution of, or upon distribution of the assets of, the Corporation, including without limitation rights in preference to, or in any other relation to, the rights attributable to any other class or classes or series of stock;

                  (6) be made convertible into, or exchangeable for, at the option of the Corporation or the holder thereof or upon the occurrence of certain specified events, shares of any other class or classes or of any other series of the same or any other class or classes of the stock of the Corporation, at certain specified prices or rates of exchange (which may be subject to adjustment);

                  (7) impose conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of any other class or classes or series of stock;

                  (8) impose conditions or restrictions upon the payment of dividends or the making of other distributions upon, or the redemption, purchase or acquisition of, any other class or classes or series of stock; and

                  (9) have such other powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, as are not inconsistent with the provisions of the Delaware General Corporation Law.

Unless otherwise fixed for a series, the number of authorized shares of the Preferred Stock or of any particular series may be increased or decreased by the affirmative vote of the holders of a majority of the shares of Common Stock.

         5.       Cumulative voting is prohibited.

         6.       The Corporation is to have perpetual existence.

         7. To the fullest extent permitted by law, all of the powers of the management of the business and affairs of the Corporation are hereby conferred upon the Board of Directors of the Corporation. In furtherance and not in limitation thereof, the Board of Directors shall have the power to make, adopt, alter, amend and repeal the Bylaws of the Corporation, subject to the right of the stockholders to adopt, alter, amend and repeal bylaws made by the Board of Directors.

         8. To the fullest extent permitted by the Delaware General Corporation Law as it now exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article 8 shall not increase the personal liability of any director of the Corporation for any act or occurrence taking place before such repeal or modification, or otherwise adversely affect any right or protection of a director of the


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Corporation existing at the time of such repeal or modification. The provisions of this Article 8 shall not be deemed to limit or preclude indemnification of a director by the Corporation of any liability of a director which has not been eliminated by the provisions of this Article 8.

         9. (a) Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether or not by or in the right of the Corporation (a "proceeding"), by reason of the fact that he or she is or was a director or officer of the Corporation or, being or having been such a director or officer, he or she, or a person of whom he or she is a legal representative, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity as a director, officer, partner, trustee, employee or agent or in any other capacity while serving as a director, officer, partner, trustee, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent not prohibited by the Delaware General Corporation Law, public policy or other applicable law as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith. The right to indemnification granted in this Article 9(a) shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined (including the final resolution of any suit which may be brought by such director or officer pursuant to the Bylaws of the Corporation seeking to enforce rights of indemnification) that such director or officer is not entitled to be indemnified under this Article 9(a) or otherwise. The indemnification granted in this Article 9(a) shall continue as to a person who has ceased to be a director, officer, partner, trustee, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as may be provided in the Bylaws of the Corporation with respect to proceedings seeking to enforce rights of indemnification, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

                  (b) If a claim under Article 9(a) is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period shall be twenty days, the claimant may at any time thereafter bring an action against the Corporation to recover the unpaid amount of the claim and, to the extent successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. The claimant shall be presumed to be entitled to indemnification under Article 9(a) upon submission of a written claim (and, in an action brought to enforce a claim for expenses incurred


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in defending any proceeding in advance of its final disposition, upon tender of any required undertaking), and thereafter the Corporation shall have the burden of proof to overcome the presumption that the claimant is so entitled. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant is not entitled to indemnification shall be a defense to the action or create a presumption that the claimant is not so entitled. If an action is brought pursuant to Article 9(a), a final nonappealable order in such action shall constitute the ultimate determination of the claimant's right to indemnification.

                  (c) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition granted in Article 9(a) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation or the Bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise. The Corporation shall have the express right to grant additional indemnity without seeking further approval by the stockholders. All applicable indemnity provisions and any applicable law shall be interpreted and applied so as to provide a claimant with the broadest nonduplicative indemnity legally possible.

                  (d) Any repeal or amendment of this Article 9 or any portion hereof by the stockholders of the Corporation or by changes in applicable law shall, to the extent permitted by applicable law, be prospective only, and shall not adversely affect any right of any person to indemnification and advancement of expenses existing at the time of such repeal or amendment.

                  (e) In the event that any provision of this Article 9 is determined by a court to require the Corporation to do or to fail to do an act which is in violation of applicable law, such provision shall be limited or modified in its application to the minimum extent necessary to avoid a violation of law, and, as so limited or modified, such provision and the balance of this
Article 10 shall remain in full force and effect.

         10. No action required to be taken or which may be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting, and the power of the shareholders to consent in writing, without a meeting, to the taking of any action is hereby specifically denied.

         11. The Corporation reserves the right to amend, alter, change, or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders of the Corporation herein are granted subject to this reservation.

         IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be duly executed by its authorized officers this 16th day of June, 1992.


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                                                     BROADWAY & SEYMOUR, INC.


                                                     By: /s/ W. W. Neal
                                                         -----------------------
                                                         Chairman of the Board
                                                         of Directors

ATTEST:


/s/ Willam G. Seymour
-------------------------
       Secretary


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